Exhibit 99.1

3M Announces New Leadership Appointments

Michael Roman Appointed Chief Operating Officer, H.C. Shin Appointed Vice Chair

ST. PAUL, Minn. — June 20, 2017 — 3M announced today that Michael F. Roman is appointed chief operating officer (COO) and executive vice president, and Hak Cheol (H.C.) Shin is appointed vice chair and executive vice president. Both appointments are effective July 1, 2017. Both will report directly to Inge Thulin, 3M chairman of the board, president and chief executive officer.

“Mike and H.C. are both highly effective, accomplished leaders with proven track records of delivering strong results, building businesses and developing future leaders,” said Thulin. “Each has extensive experience leading multiple 3M global business units, geographic regions and critical functional areas, and both have been instrumental in leveraging the 3M Playbook to create sustainable value for our customers and shareholders.”

In his new role, Roman will have direct responsibility for 3M’s five business groups, along with the company’s International Operations. He most recently served as executive vice president of 3M’s largest business, Industrial Business Group. Prior to that role, Roman was senior vice president, Strategy and Business Development, where he was instrumental in establishing 3M’s future strategic roadmap. As one of 3M’s early Lean Six Sigma leaders, Roman knows the power of Lean Six Sigma to enhance customer and company success.

Shin will lead critical global functional teams including Research & Development, Strategy and Business Development, Supply Chain Operations and Information Technology. Business Transformation, which is enabling 3M to serve customers with even greater agility and efficiency, will also be part of his responsibilities. Since 2011, Shin has served as 3M’s executive vice president, International Operations. Prior to this, he was executive vice president, Industrial Business Group.

3M also announced that the Board of Directors waived the mandatory retirement age of 65 years for Thulin.

Other leadership changes announced today, effective July 1, 2017, include the following:

•                  James Bauman, currently executive vice president, Electronics & Energy Business Group, is appointed executive vice president, Industrial Business Group.

•                  Julie Bushman, currently senior vice president, Business Transformation & Information Technology, is appointed executive vice president, International Operations.

•                  Eric Hammes, currently vice president, corporate controller and chief accounting officer, is appointed senior vice president, Business Transformation & Information Technology.

•                  Dr. Ashish Khandpur, currently senior vice president, Research & Development and chief technology officer, is appointed executive vice president, Electronics & Energy Business Group.

•                  Dr. John Banovetz, currently managing director, DACH region (combined Germany, Austria, Switzerland), is appointed senior vice president, Research & Development and chief technology officer.

“3M has a deep bench of highly capable leaders who inspire our people to achieve even greater success each and every day,” said Thulin. “I have the utmost confidence in our ability to continue building strength on strength and making 3M an even more competitive enterprise.”

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world.

Investor Contact:
Bruce Jermeland, 651-733-1807

Media Contact:

Lori Anderson, 651-733-0831